DEAN WITTER SELECT MUNICIPAL REINVESTMENT FUND
                     Two World Trade Center
                       New York, NY  10048


                                        February 8, 1996


Dean Witter Select Municipal Reinvestment Fund
Two World Trade Center
72nd Floor
New York, NY  10048

Dear Sirs:

     In connection with the public offering of shares of beneficial interest, $.01 par value, of Dean Witter Select Municipal Reinvestment Fund (the "Trust"), I have examined such corporate records and documents and have made such further investigation and examination as I have deemed necessary for the purpose of this opinion.

     It is my opinion, as Legal Counsel for the Trust, that the Trust is an unincorporated business trust duly organized and validly existing under the laws of the State of Massachusetts and that the shares of beneficial interest covered by the Rule 24f-2 Notice, February 8, 1996 (File No. 2-84376 and 811-3878), were issued and paid for in accordance with the terms of the offering, as set forth in the prospectus filed as part of the Registration Statement, as amended, of the Trust and were legally issued, fully paid and non-assessable by the Trust.

     I hereby consent to the filing of this opinion as an exhibit
to the Notice pursuant to Rule 24f-2.   In giving this consent, I
do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and requisitions of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                     /s/Sheldon Curtis
                                        Sheldon Curtis
                                        General Counsel

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